EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Geron Corporation

(Exact name of Registrant as Specified in its Charter)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GERN	The NASDAQ Stock Market LLC

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Equity Incentive Plan Common Stock, $0.001 par value per share	Other	(3)	11,000,000	$2.36(3)	$25,960,000(3)	.0000927	$2,406.49
Equity	2018 Inducement Award Plan Common Stock, $0.001 par value per share, reserved for future grants under the Geron Corporation 2018 Inducement Award Plan	Other	(3)	6,000,000	$2.36(3)	14,160,000(3)	.0000927	$1,312.63
Equity	2014 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	Other	(4)	1,000,000	$2.01(4)	2,010,000(4)	.0000927	$186.33
Total Offering Amounts					–	$42,130,000	–	$3,905.45
Total Fees Previously Paid					–	–	–	–
Total Fee Offsets					–	–	–	–
Net Fee Due					–	–	–	$$3,905.45

(1)

This Registration Statement registers the offer and sale of an aggregate of 18,000,000 shares of common stock of Geron Corporation (the “Company” or the “Registrant”), par value $0.001, (the “Common Stock”) comprising of (i) 11,000,000 shares of Common Stock issuable under the Company’s 2018 Equity Incentive Plan (the “2018 Incentive Plan”); (ii) 6,000,000 shares of Common Stock issuable under the Company’s 2018 Inducement Award Plan (the “2018 Inducement Plan”); and (iii) 1,000,000 shares of Common Stock issuable under the Company’s 2014 Employee Stock Purchase Plan (the “2014 Employee Stock Purchase Plan”).

(2)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2018 Incentive Plan, the 2018 Inducement Plan and the 2014 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high ($) and low ($) market prices of the Common Stock as reported on the Nasdaq Global Select Market on August 8, 2022.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on August 8, 2022. Pursuant to the 2014 Employee Stock Purchase Plan, the purchase price of each share of the Registrant’s Common Stock reserved for issuance thereunder will be the lower of 85% of the fair market value on (i) the first day of the offering period or (ii) the purchase date.